Exhibit 99.1

Mechanical Technology, Incorporated

First Quarter 2021 Financial Results

ALBANY, N.Y., May 18, 2021 /PRNewswire/ – Mechanical Technology, Incorporated (“MTI” or the “Company”), (NASDAQ: MKTY), the parent company of MTI Instruments, Inc. (“MTI Instruments”), a test and measurement instruments and systems business and EcoChain, Inc. (“EcoChain”), a cryptocurrency mining business powered by renewable energy, announced today its first quarter 2021 financial results.

Michael Toporek, CEO of MTI stated, "The traction in our business model continues, and we are very pleased with our results. We are particularly enthused with our recent addition of immediate capacity with the two new lease agreements located in the Southeast United States, providing EcoChain with access to ultra-low cost energy with an existing building and surrounding land for additional capacity. Additionally, the acquisition of approximately 11.2 Petahash in SHA-256 Bitcoin miners and 235 Gigahash in Scrypt Litecoin miners for use by the Company and EcoChain position us well for the planned growth in our cryptocurrency mining business. We believe these transactions are highly advantageous and will help to drive our return on invested capital. Based on our development pipeline, we remain confident that by the end of 2021 we will have approximately 50MW of high return on invested capital, green, ultra-low cost capacity."

MTI's Chief Financial Officer, Jessica Thomas commented, "The first quarter continues the positive trends we are seeing in the growth of our overall business particularly from EcoChain’s 171% annual increase in cryptocurrency revenue. We are positioned for continued growth with our strong balance sheet and cash position especially with our recently completed capital raise. Additionally, we continue to optimize the business by leveraging existing functions to support the EcoChain line of business."

Moshe Binyamin, President of MTI Instruments stated, "We are excited to have recently announced that Compagnie de Saint-Gobain publicly endorsed our non-destructive measurement technology to help them improve the monitoring of material manufacturing process. Our solid reputation in the industry signifies why Saint-Gobain, a French multinational corporation, chose us as a partner after identifying that the process for producing accurate and repeatable measurement solutions was time-consuming and cost-prohibitive. We are also happy to have launched our newest addition of the PBS-4100+ Portable Engine Vibration and Balancing System, "PBS Gen 4.” This next iteration is fully portable, lightweight and rugged, and the most powerful system in its class on the market. Our mission is to combine product innovation with complete solutions to help our customers realize return on their MTI investment faster and these recent announcements are examples of how we are working to achieve it.”

Highlights:
For the first quarter ended March 31, 2021, revenues were $2.3 million, a 47% increase of $700 thousand compared to $1.6 million in the prior year quarter. The increase in revenue was driven by the establishment of the EcoChain line of business. Cryptocurrency revenue was $995 thousand, a 100% increase over the comparable quarter of the prior year and an increase of $628 thousand or 171% compared to the fourth quarter of 2020 of $367 thousand.

MTI Instruments revenue was $1.3 million for Q1 2021, which was a $246 thousand decrease compared to the prior year Q1 results. MTI Instruments product cost of sales, for the first quarter of 2021 were $452 thousand or 33.8% of revenue comparable to $527 thousand in the first quarter of 2020 or 33.3% of revenue.

EcoChain, Inc., operated at capacity through the first quarter of 2021 at both EcoChain site locations. Cost of revenue for the 2021 first quarter was $328 thousand or 33% of revenue compared to $149 thousand or 40.1% for Q4 of 2020. The improvement is due to the TNT site location operating at capacity.

EcoChain, Inc. continued to invest in miners and infrastructure in the first quarter of 2021. EcoChain purchased land and signed a power purchase agreement for a new site in the Southeast, United States and purchased miners, which are currently being hosted, also located in the Southeast, United States. EcoChain is positioned for additional growth in 2021 towards its stated goals of 50MW under management by the end of 2021.

As of March 31, 2021, the company reported cash of $2.7 million compared to $2.6 million at December 31, 2021. Subsequent to the end of the quarter, the company raised an additional $15 million in gross proceeds from its equity offering.

A presentation and corresponding video is available on the Company’s website at https://www.mechtech.com/mti-announces-quarter-one-2021-results.

About MTI

MTI is the parent company of MTI Instruments, Inc. and EcoChain, Inc. Through MTI Instruments, MTI is engaged in the design, manufacture and sale of test and measurement instruments and systems that use a comprehensive array of technologies to solve complex, real world applications in numerous industries, including manufacturing, electronics, semiconductor, solar, commercial and military aviation, automotive and data storage. Through EcoChain, MTI is developing cryptocurrency mining facilities powered by renewable energy that integrate with the blockchain network. For more information about MTI, please visit https://www.mechtech.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contact Information:

Jess Olszowy

jolszowy@mtiinstruments.com

Investor Relations:

Kirin Smith, President

PCG Advisory, Inc.

646.823.8656

Ksmith@pcgadvisory.com

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